Exhibit 10.1

EXECUTIVE SEVERANCE PAY PLAN
OF ADVANSIX INC.

Effective as of
November 10, 2017

1.    Purpose.

The purpose of this Executive Severance Pay Plan of AdvanSix Inc. is to provide severance benefits to executive officers of AdvanSix who are designated as Participants in accordance with Section 4 of the Plan and whose employment relationship is terminated as a result of a Covered Termination (as defined below), all as set forth and subject to the terms of this Plan.

This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and is being maintained as a “top hat” plan for a select group of management or highly compensated employees.

The terms of this Plan are intended to, and shall be interpreted so as to, be exempt from or to comply in all respects with the provisions of Code Section 409A, although no warranty is made as to such exemption or compliance, and, if necessary, any provision of the Plan shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A.

2.    Definitions.

As used throughout the Plan, unless clearly or necessarily indicated otherwise by context:

(a)“AdvanSix” or the “Company” means AdvanSix Inc., a Delaware corporation, and its subsidiaries, divisions and Affiliates.

(b)“Agency” has the meaning set forth in Section 6(c)(iv).

(c)“Affiliate” means (i) any subsidiary of the Company of which at least 50 percent of the aggregate outstanding voting common stock or capital stock is owned directly or indirectly by the Company, (ii) any other parent of a subsidiary described in clause (i), or (iii) any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate by the Committee in its sole discretion.

(d)“Base Salary” means the annual rate of base salary in effect as of the date of termination of employment, determined without regard to any reduction thereof that constitutes Good Reason.

(e)“Benefit Coverage Period” has the meaning set forth in Section 6(b)(ii) of the Plan.

(f)“Board” means the Board of Directors of AdvanSix Inc.

(g)“Cause” means any of the following, as determined in the sole judgment of the Plan Administrator: (i) clear evidence of a significant violation of the Company’s Code of Business Conduct; (ii) a fraud committed against the Company; (iii) the misappropriation, embezzlement or reckless or willful destruction of Company property; (iv) the willful failure to perform, or gross negligence in the performance of, duties; (v) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (vi) the knowing falsification of any records or documents of the Company; (vii) a significant breach of any statutory or common law duty of loyalty to the Company; (viii) intentional and improper conduct significantly prejudicial to the business of the Company; (ix) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation; or (x) the violation of Company rules and policies that, based on a single occurrence, might not meet the significance thresholds of (i), (vii) or (viii) above, but that shall, for purposes of such significance thresholds, be deemed to constitute a violation thereof in the event any such violation occurs more than once. Cause shall be determined by the Plan Administrator, in its sole and absolute discretion; provided that if an event would constitute cause under an individual service agreement by and between the

Company and the applicable Participant, then such event shall also constitute Cause for purposes of the Plan for such Participant.

(h)“CEO” means the Chief Executive Officer of AdvanSix Inc.

(i)“Change in Control” means the occurrence of any of the following events following the Effective Date:

(i)during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”), in each case other than the Board;

(ii)the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any entity controlled by the Continuing Company) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least a majority of the members of the board of directors of the Continuing Company were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change in Control; or

(iv)any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (ii) above;

provided that, to the extent any Severance Benefit under Section 6(b) of the Plan constitutes non-qualified deferred compensation subject to Code Section 409A, an event set forth above shall not constitute a “Change in Control” unless it also constitutes a “change in ownership,” a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and such limitation is necessary to avoid an impermissible distribution or other event resulting in adverse tax consequences under Code Section 409A.

(j)“Change in Control Period” means the period ending 24 months following the occurrence of a Change in Control.

(k)“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l)“COBRA Premiums” has the meaning set forth in Section 6(b)(ii) of the Plan.

(m)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(n)“Code Section 409A” means Section 409A of the Code and regulations, rulings and guidance promulgated thereunder.

(o)“Committee” means the Compensation Committee of the Board.

(p)“Company Voting Securities” has the meaning set forth in Section 2(i) of the Plan.

(q)“Covered Termination” means a termination event giving rise to Severance Benefits under this Plan as detailed in Section 5 of the Plan.

(r)“Disability” with respect to a Participant, has the meaning assigned to such term under the long-term disability plan maintained by the Company in which such Participant is covered at the time the determination is made, and if there is no such plan, shall mean the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience.

(s)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with applicable regulations thereunder.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Good Reason” means the occurrence of any one or more of the following without the Participant’s consent:

(i)A material diminishment in the Participant’s authority, position, duties and/or responsibilities;

(ii)Any material reduction in the Participant’s Base Salary;

(iii)Any material reduction in the Participant’s target annual or long-term incentive opportunity;

(iv)Failure to pay annual or long-term incentive compensation to which the Participant is otherwise entitled under the terms and conditions of the applicable Company incentive plan, at the time at which such compensation is otherwise payable or as soon thereafter as is administratively feasible;

(v)During the Change in Control Period only, any geographic relocation of Participant’s position to a new office location that is more than fifty (50) miles from the Participant’s then present office location, unless the relocated office is closer to the Participant’s then principal residence; or

(vi)The failure of any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to honor this Plan, if such assumption is legally required to make this Plan enforceable against the successor.

For purposes of this definition, the term “material reduction” shall mean a reduction that is, or series of reductions with respect to the same form of benefit or remuneration that are, greater than 10% and which do not affect, with respect to Section 2(u)(ii), substantially all employees, and with respect to Section 2(u)(iii), substantially all persons covered by the applicable plan or program.

Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Participant provides written notice to AdvanSix identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to AdvanSix, AdvanSix shall have the opportunity, but shall have no obligation, to cure such event or condition that gives rise to a Good Reason termination. If AdvanSix fails to cure the event or condition giving rise to a Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Participant has withdrawn such Good Reason termination notice.

(v)    “Medical Leave of Absence” means an absence from active employment due to a Participant’s inability to perform the functions of his or her job, provided that during such absence the Participant (i) is receiving short-term disability benefits, (ii) is receiving long-term disability benefits, (iii) is on a medical leave of absence granted by the Company or required by law, or (iv) any combination of (i)-(iii).

(w)    “Other Participants” means all Participants in the Plan other than the CEO.

(x)     “Participant” has the meaning set forth in Section 4 of the Plan.

(y)    “Person” has the meaning set forth in Section 2(i) of the Plan.

(z)    “Plan” means this Executive Severance Pay Plan of AdvanSix Inc.

(aa)    “Potential Change in Control Period” is deemed to commence at the time of the earliest of the following events to occur: (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (b) the Company or any person or group publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; (c) any Person, corporation or other entity or “group” (as used in Section 13(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate or (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Company or its Affiliates); or (d) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period is deemed to continue until the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

(bb)     “Prior Year Bonus” means a Participant’s target incentive opportunity under the annual incentive compensation plan covering the fiscal year prior to the fiscal year in which the Participant’s Covered Termination occurs (“Prior Fiscal Year”) and calculated using the Participant’s annual base salary rate in effect on the last day of the Prior Fiscal Year.

(cc)    “Release” has the meaning set forth in Section 6(c) of the Plan.

(dd)    “Separation Date” means a Participant’s final day of employment with the Company (typically the day prior to the date as of which the Participant would be eligible to commence receipt of Severance Benefits, without reference to any delay in payment that may be required under Code Section 409A), and shall be the date on which the Participant’s active employment with the Company is severed within the meaning of Code Section 409A.

(ee)    “Severance Benefits” means the severance benefits described in Section 6 of the Plan.

(ff)    “Target Bonus” means a Participant’s target incentive opportunity under the annual incentive compensation plan for the fiscal year in which the Participant’s Covered Termination occurs, determined without regard to any reduction thereof that constitutes Good Reason.

3.    Effective Date.

The Plan is effective as of November 10, 2017 with respect to Participants whose employment is terminated (and such termination constitutes a Covered Termination) on or after such date.

4.    Participation.

An individual shall be a participant in the Plan if he or she is (i) designated by the Board as, and is then serving as, an “executive officer” of the Company within the meaning of Rule 3b-7 promulgated under the Exchange Act and (ii) designated by the Board or the Committee to participate in the Plan (“Participant”). A Participant shall continue to be eligible for Severance Benefits under this Plan until the earlier of (i) the date the employment relationship with the Company is severed for reasons other than a Covered Termination, or (ii) the date the Participant ceases to satisfy the definition of Participant hereunder; provided, however, any Participant who ceases to satisfy the definition of Participant hereunder on or after a Change in Control shall nevertheless continue to be a Participant in the Plan. A Participant who is at any time the subject of a Covered Termination shall continue to be a Participant until all of the benefits to which he or she is entitled under the Plan, if any, have been paid.

5.    Covered Terminations.

In order to be eligible for Severance Benefits under Section 6, a Participant must be the subject of a Covered Termination. A Covered Termination means, subject to this Section 5, an involuntary termination of employment initiated by the Company or a voluntary termination by the Participant with Good Reason. In no event, however, shall the following events constitute a Covered Termination under this Plan:

(a)    an involuntary termination of employment for Cause;

(b)    termination of employment due to the death or Disability of a Participant;

(c)    termination of employment due to the Participant’s failure to timely return to work upon expiration of an authorized or legally sanctioned leave of absence;

(d)    termination of employment initiated as a result of a Participant’s refusal to accept a transfer to another Company location (except as otherwise provided in Section 2(u)(v) in connection with a Good Reason termination occurring during the Change in Control Period); or

(e)    in the case of a sale or other disposition of a subsidiary, division or other business unit or operation of the Company in which the Participant is then employed and which sale or disposition does not constitute a Change in Control, a termination of employment initiated as a result of a Participant’s refusal to accept an offer of employment with the transferee or successor entity; provided, however, in such case a Covered Termination shall be deemed to have occurred if (i) the Participant is not offered substantially comparable employment with the transferee or successor entity, as determined by the Plan Administrator in its sole discretion, or (ii) the Participant’s employment is terminated during the Change in Control Period solely as a result of his or her refusal to accept employment with the successor entity at a location that is more than 50 miles from his or her then present office location (unless the relocated office is closer to the Participant’s then principal residence in which case such termination would not be a Covered Termination); or

(f)    termination of employment due to the Participant’s failure to return to active employment within eighteen (18) months of commencing a Medical Leave of Absence; provided, however, if a Participant is medically cleared to return to work (with documentation reasonably acceptable to the Company) before the conclusion of such eighteen (18) month period and is ready and willing to do so but does not return to active employment because (i) no comparable job for which the Participant is qualified is available, or (ii) such Participant is unable to locate another comparable Company position within thirty (30) days following her or her return to work, then such Participant shall be treated as having been subject to a Covered Termination.
6.    Severance Benefits.

(a)    Covered Termination Outside of the Change in Control Period. If a Participant is the subject of a Covered Termination which does not occur within the Change in Control Period, the Company shall make a lump sum cash payment to the Participant as follows, subject to Section 6(c) - (e) below:

(i)CEO: an amount equal to two (2) times the sum of the Participant’s Base Salary plus Prior Year Bonus.

(ii)Other Participants: an amount equal to one (1) times the sum of the Participant’s Base Salary plus Prior Year Bonus.

In the event of a Covered Termination that does not occur within the Change in Control Period, each outstanding equity or other incentive award of the Company granted to the Participant shall be treated as provided in the applicable Company equity or incentive plan and any related award agreement.

(b)    Covered Termination During the Change in Control Period. A Participant who is the subject of a Covered Termination which occurs during the Change in Control Period shall receive the benefits described in this subparagraph (b), subject to Section 6(c) - (e) below.

(i)Cash Severance. The Company shall make a lump sum cash payment to the Participant as follows:

(A)CEO: an amount equal to three (3) times the sum of the Participant’s Base Salary plus Target Bonus.

(B)Other Participants: an amount equal to two (2) times the sum of the Participant’s Base Salary plus Target Bonus.

(ii)Benefits Payment. For each Participant who, immediately prior to his or her Separation Date, is enrolled in the Company’s medical, dental and vision care insurance plans and, as a result, is entitled to elect continuation coverage under COBRA, the Company shall make a taxable lump sum cash payment to the Participant estimated to equal to the aggregate cost that the Company otherwise would have incurred (less the contributions required of active employees as in effect for the Participant immediately prior to the Separation Date) to subsidize the Participant’s COBRA premiums to continue his or her coverage (including coverage for the Participant’s eligible dependents, if applicable) (the “COBRA Premiums”) for the period of time from the Separation Date through the last day of the Participant’s Benefit Coverage Period. Any such payment pursuant to this Section 6(b)(ii) may, but is not required to, be used to offset a Participant’s COBRA costs, and shall be paid to the Participant regardless of whether the Participant elects COBRA. For purposes of this Section 6(b)(ii), the “Benefit Coverage Period” is defined as follows:

(A)CEO: for the CEO, the thirty-six (36) month period directly following the CEO’s Separation Date.

(B)Other Participants: for Other Participants, the twenty-four (24) month period directly following the Participant’s Separation Date.

In the event of a Covered Termination that does not occur within the Change in Control Period, each outstanding equity or other incentive award of the Company granted to the Participant shall be treated as provided in the applicable Company equity or incentive plan and any related award agreement.

(c)    Severance Benefits Conditioned on Release. (i) Notwithstanding anything in this Plan to the contrary, all benefits under this Section 6 shall be provided in consideration for, and conditioned upon, (A) the execution and non-revocation of a release by the Participant of all claims, known or unknown, arising on or before the date of the release against the Company and its officers, directors and employees in form and substance prescribed by and satisfactory to the Company (which release may include cooperation, nondisclosure, non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property and other covenants) (the “Release”); (B) the affirmation or initial agreement (as the case may be), in each case in a form and manner prescribed by the Company, of the Participant’s obligations under cooperation, nondisclosure, non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property and/or other covenants in favor of the Company (which affirmation/initial agreement may be made part of the Release); (C) the repayment of any amounts due to the Company; and (D) the return by the Participant to the Company of all property of the Company, including any and all trade secrets, proprietary and confidential information in the Participant’s possession, custody or control.

(ii)A Participant must execute all required documents, including the Release, not later than sixty (60) days after the Participant’s Separation Date (or any earlier period required for the executed Release). If a Participant fails to execute such documents within the required time period, the Participant shall not be entitled to receive Severance Benefits under this Plan.

(iii)Notwithstanding anything herein to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the requirement that a Participant execute a Release or cooperation, nondisclosure, non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property and/or other covenants in order to receive Severance Benefits.

(iv)Nothing contained in this Plan or in any Release or other agreement under Section 6(c)(i) above shall limit a Participant’s ability to file a charge or complaint with any federal, state or local government agency or commission (“Agency”). In addition, nothing in this Plan or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit a Participant from reporting possible violations of federal, state or local laws or regulations to any Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. A Participant does not need prior authorization of any kind to make any such reports or disclosures, and a Participant is not required to notify the Company that the Participant had made such reports or disclosures. Nothing in this Plan shall limit any right a Participant may have to receive a whistleblower award for information provided to the Securities and Exchange Commission or other Agency.

(d)    Suspension of Benefits. The Company may, in its sole discretion, terminate or suspend all Plan benefits upon learning, or having good reason to believe, that the Participant has violated any of the conditions or any applicable covenants described in Section 6(c) or has breached any of the terms of the Release. In such case, AdvanSix shall have the right to recover all but $500, or in the event no benefits under the Plan have yet been paid to the Participant, $500 of consideration shall be provided to Participant, and in each case, such consideration received by the Participant shall be considered adequate consideration for the Release and other covenants hereunder. The Company’s right to suspend or terminate Plan benefits hereunder shall not preclude the Company from pursuing any and all other remedies for such violations, including, without limitation, seeking injunctive relief.

(e)    Nonduplication of Benefits. Any benefit determined to be payable to a Participant under this Plan shall, subject to and consistent with Code Section 409A, be reduced by the amount of any similar severance, redundancy or employment termination benefit payable to the Participant under (i) any other severance plan sponsored or funded by the Company, (ii) any agreement between the Company and the Participant, whether oral or written, express or implied, relating to termination related benefits, or (iii) any statutory or court mandated entitlement (including entitlements under foreign law), regardless of whether the benefit determined under such other plan, agreement, statutory or court mandated entitlement is payable at an earlier or a later date than payments under the Plan, it being the intention of this subparagraph (e) to protect the Company from the payment of duplicative severance, redundancy or employment termination benefits.

7.    Form and Timing of Severance Benefits.

(a)Severance Benefits payable in cash under Section 6 shall be paid no later than the 30th day following the Separation Date. Notwithstanding the foregoing, the Company may, in its sole discretion, delay the payment, or commencement of payment, of the Severance Benefits until the Participant has executed a Release and the time period for revoking such Release, if applicable, has expired. In such case, and subject to Section 6(c) above, the Company shall pay the Severance Benefits upon the receipt of the Release or the expiration of the revocation period, as applicable.

(b)Notwithstanding anything in this Plan to the contrary, to the extent required by Code Section 409A, (i) payments will be subject to delay as and to the extent required under Section 22(a) of this Plan and (ii) in the event that the period during which the Participant is entitled to consider the Release (and to revoke the Release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (A) the end of the revocation period (assuming that the Participant does not revoke), or (B) the first business day of the second calendar year (regardless of whether the Participant used the full time period allowed for consideration).

(c)If a Participant dies after signing and returning the Release, without revoking the Release, and before all Severance Benefits have been paid, the balance of such payments will be paid to the Participant’s estate in a lump sum within sixty (60) days following the Participant’s death.

8.    Forfeiture of Benefits.

Notwithstanding anything in the Plan to the contrary and in addition to any rights that the Company may have under Section 6 and the Release and other agreements contemplated in Section 6, the Plan Administrator reserves the right in its sole and absolute discretion to cancel all benefits under this Plan in the event a Participant engages in any activity that the Plan Administrator considers detrimental to the Company’s interests, as determined by the Plan Administrator, General Counsel or Chief Human Resources Officer (or, in the latter two cases, the individual performing such function, as determined by the Committee), or their delegees. Activities that are considered detrimental to the Company’s interests include, but are not limited to:

(a)any effort on the part of a Participant, either directly or indirectly, to recruit or solicit employees of the Company for employment with another company without the written approval of AdvanSix;

(b)any effort on the part of the Participant, either directly or indirectly, to recruit or solicit customers of AdvanSix for any purpose contrary to the interests of the Company;

(c)the disclosure of any Company confidential or proprietary information, or the breach of any obligations under the Participant’s agreements relating to intellectual property or confidential information;

(d)any intentional misconduct substantially damaging to the property or business of the Company;

(e)the commission of a fraud or misappropriation of any property, proprietary information, intellectual property or trade secrets of the Company for personal gain or for the benefit of another party;

(f)knowingly making false or misleading statements about the Company or its products, officers or employees to competitors or customers or potential customers of the Company, or to current or former employees of the Company;

(g)a Participant, who is a former employee of the Company, holding himself or herself out as an active employee of the Company; or

(h)breaching any terms of the Release.

9.     Administration.

(a)    Plan Administration. The Committee shall be the Plan Administrator for purposes of ERISA; provided, however, on or before a Change in Control, the Committee may appoint a person or persons who shall be independent of the Company to be the new Plan Administrator upon the occurrence of a Change in Control and the Plan Administrator shall provide to such new Plan Administrator such information with respect to each Participant in the Plan as shall be necessary to enable the new Plan Administrator to make determinations under, and otherwise administer, the Plan. Upon a Change in Control, the new Plan Administrator shall have the authority vested in the Plan Administrator under Section 10 and elsewhere in this Plan, and claims for benefits shall be subject to the claims and appeals procedures outlined in Section 10.

(b)    Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as the Committee deems necessary or appropriate for administration of the Plan; and (iv) perform all other acts the Plan Administrator believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Company in making any determination under this Plan, including the determination of any Participant’s entitlement to, and amount of, Severance Benefits under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

To the extent permitted by applicable law, rule or regulation, the Plan Administrator may delegate to one or more officers of the Company, subject to such terms as the Plan Administrator shall determine, authority to administer all or any portion of the Plan, or the authority to perform certain functions with respect to the Plan, including administrative functions. To the extent of such delegation, all references to the Plan Administrator in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers.

The Plan Administrator may retain attorneys, consultants, accountants or other persons (who may be employees of the Company) to render advice and assistance. The Plan Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions and determinations of any such persons. Any exercise of the authorities set forth in this Section 9, whether by the Plan Administrator or its delegee, shall be final and binding upon the Company and all Participants.

(c)    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator and its designees from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

10.    Claims and Appeals Procedures.

(a)    Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative that is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b)    The Plan Administrator, or its designee, shall respond, in writing, to any claimant’s claim for benefits under the Plan. Such response shall be provided within 90 days of its receipt by the Plan Administrator or, if special circumstances require and the claimant is so notified in writing before the expiration of the initial 90-day period, within 180 days of its receipt by the Plan Administrator. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date that the claimant responds to the request for additional information. The response shall be written in a manner reasonably calculated to be understood by the claimant and shall, in the case of an adverse benefit determination:

(i) set forth the specific reasons for the adverse benefit determination;

(ii) contain specific references to Plan provisions relative to the adverse benefit determination;

(iii) describe any material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

(iv) advise the claimant that any appeal of an adverse benefit determination must be made, in writing, to the Plan Administrator within 60 days after receipt of such adverse benefit determination, and must set forth the facts upon which the appeal is based.

(c)    If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant (or within 60 days after a denial of the claim), the Plan Administrator’s determination shall become final and conclusive.

(d)    If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any pertinent documents and records, including documents and records that were relied upon in making the benefit determination; documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination); and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his or her duly authorized representative may submit, in writing, any documents, records or other information relating to such claim for benefits. In the course of its review, the Plan Administrator shall take into account all documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

(e) The Plan Administrator shall advise the claimant and such claimant’s representative, in writing, of its decision within 60 days of receipt of the written appeal, unless the Plan Administrator determines that circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner reasonably calculated to be understood by the claimant, of (i) the specific reasons for the adverse benefit determination, and (ii) the specific Plan provisions on which the adverse benefit determination was based. The Plan Administrator’s written notice will advise the claimant of his or her right to receive, upon request and free of charge, copies of all documents, records and other information relevant to such claim.

(f)    In the event of an adverse benefit determination after the Plan Administrator’s review, the claimant’s sole remedy shall be to file an action in court.

The Plan’s claims procedures do not create any independent rights to Plan benefits. A current or former Participant who files a claim for Plan benefits must satisfy all Plan requirements, including the requirements of Section 6, in order to be entitled to benefits.

Any request or claim for Severance Benefits under the Plan must be filed in writing with the Plan Administrator within 60 days after the current or former Participant knew or should have known of his/her potential right to Plan benefits. However, in no event will any claim be considered timely if it is filed more than 180 days after the date a current or former Participant’s employment with the Company is terminated. Requests or claims submitted more than 60 days after a current or former Participant knew or should have known of his/her potential right to Plan benefits, or more than 180 days after the date his/her employment with the Company is terminated (if such 180 day period expires earlier than the aforementioned 60-day period), are deemed waived by the claimant and considered time-barred.

11.    Time Period for Filing a Lawsuit Against the Plan, the Company or Plan Fiduciaries.

Any lawsuit against the Plan, the Company, the Plan Administrator or any other Plan fiduciary must be filed no later than the six (6) month anniversary of the date the relevant claim or appeal is denied by the Plan Administrator.

12.    Certain Tax Matters.

(a)A Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any Payment received under the Plan, including, without limitation, any “Excise Tax” (as defined below). In the event it shall be determined by the “Accounting Firm” (as defined below) that any “Payment” (as defined below) to a Participant would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to such Participant to the “Reduced Amount” (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater “Net After-Tax Benefit” (as defined below) if the Participant’s Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant’s Payments were not reduced to the Reduced Amount, the Participant shall receive all Payments to which the Participant is entitled.

(b)If the Accounting Firm determines that the aggregate Payments otherwise payable to a Participant should be reduced to the Reduced Amount pursuant to this Section 12, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12 shall be made within fifteen (15) days after the date on which right to a Payment is triggered or as soon as reasonably practicable thereafter or such other time as requested by the Company or the Participant. All determinations of the Accounting Firm made hereunder shall be final, conclusive and binding upon the Company and Participant. The reduction of Payments hereunder, if applicable, shall be made by first reducing any cash severance payments, then health benefits coverage payment and then any equity acceleration to which such Participant may be entitled under any equity plan or equity award agreement. All fees and expenses of the Accounting Firm pursuant to this Section 12 shall be borne solely by the Company. Notwithstanding anything in this Plan to the contrary, the obligations under this Section 12 shall not be conditioned upon the Participant’s termination of employment (e.g., in the event of a Change in Control which does not result in a Participant’s termination of employment or entitlement to Severance Benefits under this Plan, but which causes the accelerated vesting of such Participant’s equity awards under an equity plan or equity award agreement giving rise to an Excise Tax, the obligations under this Section 12 shall apply with respect to such accelerated vesting).

(c)For purposes of this Section 12, the following definitions apply:

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm as may be designated by the Plan Administrator, provided that in the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Plan Administrator may appoint another nationally recognized accounting firm to make the determinations required under this Section 12.

(ii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii) “Net After-Tax Benefit” shall mean the aggregate “Value” (as defined below) of all Payments to a Participant, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm.

(iv) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v) “Reduced Amount” means the greatest amount of Payments that can be paid to a Participant that would not result in the imposition of the Excise Tax upon the Participant if the Accounting Firm determines to reduce Payments to the Participant pursuant to this Section 12.

(vi) “Value” of a Payment means the economic present value of a Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G of the Code), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

13.    Unfunded Obligation.

All benefits payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to pay severance benefits to Participants to the extent provided herein.

14.    Inalienability of Benefits.

No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

15.    Withholding.

The Company shall have the right to withhold any taxes required to be withheld with respect to any benefits due under this Plan.

16.    Amendment or Termination.

The Plan Administrator reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any Participant; provided, however, that the General Counsel or Chief Human Resources Officer (or the individual performing such function, as determined by the Committee) shall have the right to adopt amendments to the Plan that are administrative or ministerial in nature. No amendment or termination shall adversely affect the rights of any Participant whose employment is terminated prior to such amendment or termination. However, any Participant whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any Participant whose employment continues after termination of the Plan shall have no right to a benefit under the Plan. It is intended that any amendment or termination of the Plan will comply with Code Section 409A. Notwithstanding anything to the contrary herein, the Plan may not be terminated or amended in any manner adverse to the interests of Participants during a Potential Change in Control Period or the Change in Control Period.

17.    Attorneys Fees and Costs.

Following a Change in Control, if a Participant is determined to be entitled to receive payments or benefits under this Plan by a court of competent jurisdiction, the Company shall immediately pay or reimburse the affected Participant for the full amount of any attorneys’ fees and other expenses incurred by the affected Participant in pursuing his or her claim for benefits, including claims incurred during the claims and appeals portion of the process. The payment or reimbursement shall include the reasonable hourly rates charged by the Participant’s attorneys, any and all other expenses related to the action incurred by or on behalf of the affected Participant, the costs and expenses of any experts utilized to prepare the claim, and any other court costs assessed against the affected Participant.

18.    Plan Not a Contract of Employment.

Nothing contained in this Plan shall give a Participant the right to be retained in the employment of the Company. This Plan is not a contract of employment between the Company and any Participant.

19.    Action by the Company.

Unless expressly indicated to the contrary herein, any action required to be taken by an entity may be taken by action of its governing body or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by such governing body, officer or employee.

20.    Governing Law.

The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA, the Code and the laws of the State of Delaware.

21.    Severability.

If any provision of this Plan (other than Section 6(c)) shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein. If Section 6(c) shall be held illegal or invalid for any reason or otherwise interpreted to permit a Participant to bring a lawsuit against the Company, said illegality, invalidity or interpretation shall nullify the remainder of this Plan with respect to the affected Participant.

22.    Code Section 409A.

(a)Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a “Specified Employee” (as defined below), no benefits shall be paid under this Plan during the “Postponement Period” (as defined below). To the extent payment of benefits is required to be delayed for the Postponement Period in accordance with this Section 22, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 30 days after the end of the Postponement Period, and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

(b)This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

(c)For purposes of this Section 22, the following definitions apply:

(i)    “Specified Employee” means a Participant who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Chief Human Resources Officer (or the individual performing such function, as determined by the Committee) or his or her delegee, which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Chief Human Resources Officer (or the individual performing such function, as determined by the Committee) or his or her delegee in accordance with the provisions of Code Section 416(i) and Code Section 409A.

(ii)    “Postponement Period” means for a Specified Employee, the period of six months after the Specified Employee’s Separation Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Specified Employee under Code Section 409A.

23.    Company’s Successors.

Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan. For all purposes under this Plan, the terms “Company” and “AdvanSix” shall include any successor to the Company’s business and/or assets as contemplated in this Section 23.